Compx International Inc. to Transfer Class A Common Stock Listing to NYSE Amex

DALLAS, TEXAS . . . January 13, 2011 . . . CompX International Inc. (NYSE:  CIX) announced today that its class A common stock has been approved for listing on the NYSE Amex.  CompX believes the NYSE Amex is more compatible with the trading liquidity and market capitalization of its class A common stock.  CompX expects the class A common stock to begin trading on the NYSE Amex on or about January 24, 2011 under its current symbol of “CIX.”  Shares of its class A common stock will continue to trade on the New York Stock Exchange until such time as the transfer to the NYSE Amex is complete.

CompX is a leading manufacturer of security products, furniture components and performance marine components.

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